GUY CARPENTER

INTERESTS AND LIABILITIES AGREEMENT
(the "Agreement")

          of

SWISS RE LIFE & HEALTH AMERICA INC.
(the "Subscribing Reinsurer")

       as respects the

LIFE SURPLUS SHARE REINSURANCE CONTRACT
Effective: January 1, 2017
          (the "Contract")

          issued to and executed by

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
Newark, New Jersey
including any and/or all companies that are or may hereafter become affiliated therewith
(collectively, the "Company")

The Subscribing  Reinsurer's share in the interests and liabilities of the Reinsurer as set forth in the Contract shall be 100.00%.

The share of the Subscribing  Reinsurer in the interests and liabilities of the Reinsurer  in respect of the Contract shall be separate and apart from the shares of other subscribing reinsurers, if any, on the Contract.  The interests and liabilities of the Subscribing Reinsurer shall not be joint with those  of  such  other  subscribing  reinsurers  and  in  no  event  shall  the  Subscribing  Reinsurer participate in the interests and liabilities of such other subscribing reinsurers.

This Agreement shall become effective at 12:01 a.m., Local Standard Time, January 1, 2017 and shall be subject to the provisions of the Term Article and the Special Termination  Article and all other terms and conditions of the Contract.

Premium and loss payments  made to Guy Carpenter shall be deposited  in a Premium and Loss Account in accordance  with Section 32.3(a)(1) of Regulation 98 of the Department of Financial Services of the State  of New York.   The Subscribing  Reinsurer  consents  to withdrawals  from said  account  in accordance  with  Section  32.3(a)(3)  of  the  Regulation,  including  interest  and Federal Excise Tax.

DOC: December 29, 2016
Effective: January 1, 2017 UlG30006
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GUY CARPENTER

Brokerage  for  Guy  Carpenter (US)  hereunder  is 5.0%  of  gross  ceded  premium  for  the  first
$2,000,000  of  ceded  premium  for  each  Contract  Year  and  3.0%  of  gross  ceded  premium  in excess of $2,000,000  for each Contract Year.

IN WITNESS WHEREOF,  the Subscribing Reinsurer has caused this Agreement to be executed by its duly authorized  representative as follows:

on this             29th                 day of                December                                     , in the year 2 016.

SWISS RE LIFE & HEALTH AMERICA INC.

/s/ Christopher A. Howley                                                                                                /s/ Diana Thulin
   Christopher A. Howley                                                                                                     Diana Thulin
   Vice President                                                                                                      Vice President

Market Reference Number:

THE PRUDENTIAL  INSURANCE COMPANY OF AMERICA LIFE SURPLUS SHARE REINSURANCE  CONTRACT

DOC: December 29, 2016
Effective: January 1, 2017 UlG30006
2 of 2